Exhibit 10.1

FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Fifth Amendment”) is made as of August 11, 2021, by and between ARE-TECH SQUARE, LLC, a Delaware limited liability company (“Landlord”), and EPIZYME, INC., a Delaware corporation (“Tenant”).

RECITALS

A.    Landlord and Tenant are parties to that certain Lease Agreement dated as of June 15, 2012, as amended by that certain First Amendment to Lease dated as of September 30, 2013, that certain Second Amendment to Lease dated as of May 18, 2016, that certain Third Amendment to Lease dated May 18, 2017 and that certain Fourth Amendment to Lease dated May 18, 2017 (as amended, the “Lease”). Pursuant to the Lease, Tenant leases certain premises commonly known as Suites 402, 501 and 601 containing approximately 43,066 rentable square feet (“Premises”), in that certain building located at 400 Technology Square, Cambridge, Massachusetts. The Premises are more particularly described in the Lease. Capitalized terms used herein without definition shall have the meanings defined for such terms in the Lease.

B.    Subject to the terms set forth in the Lease, the Base Term of the Lease is scheduled to expire on November 30, 2022.

C.    Landlord and Tenant desire, subject to the terms and conditions set forth below to amend the Lease to extend the Term of the Lease through November 30, 2024 (the “Extended Expiration Date”).

NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein by this reference, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

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Term. The Term of the Lease is hereby extended through the Extended Expiration Date. Tenant has accepted and occupies the Premises and Tenant’s continued occupancy of the Premises through the Extended Expiration Date shall be on an “as-is” basis, subject to the terms and conditions of the Lease, and, except as expressly provided in Section 3 below, Landlord shall have no obligation to provide any tenant improvement allowance or make any improvements or alterations to the Premises.

2.

Base Rent. Tenant shall continue to pay Base Rent in accordance with the terms and conditions of the Lease through November 30, 2022. In addition to all of its other obligations under the Lease, (i) commencing on December 1, 2022, Tenant shall pay Base Rent in the amount of $105.00 per rentable square foot of the Premises per year (for clarity, in the aggregate amount of $4,521,930 per year) in equal monthly installments in accordance with the terms and conditions of the Lease, and (ii) commencing on December 1, 2023, Base Rent shall be increased by 3% ($108.15 per rentable square foot per year, in the aggregate amount of $4,657,587.90 per year) through the Extended Expiration Date, payable in equal monthly installments in accordance with the terms and conditions of the Lease.

3.

Premises Improvements. Landlord shall make available to Tenant a tenant improvement allowance in the amount of $10.00 per rentable square foot of the Premises, or $430,660.00 in the aggregate (the “Improvement Allowance”), for the design and construction of fixed and permanent improvements desired by and performed by Tenant and reasonably acceptable to Landlord in the Premises (the “Premises Improvements”), which Premises Improvements shall

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be constructed pursuant to a scope of work reasonably acceptable to Landlord and Tenant. Landlord’s failure to timely respond within 5 business days after a second written request to Landlord regarding Tenant’s requested plans for the Premises Improvements shall be deemed an approval for purposes of this Fifth Amendment. The Improvement Allowance shall be available only for the design, construction, installation or renovation of the Premises Improvements. Tenant acknowledges that upon the expiration of the Term of the Lease, the Premises Improvements shall become the property of Landlord and may not be removed by Tenant. Except for the Improvement Allowance, Tenant shall be solely responsible for all costs of the Premises Improvements. The Premises Improvements shall be treated as Alterations and shall be undertaken pursuant to Section 12 of the Lease. The contractor for the Premises Improvements shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned, or delayed. Prior to the commencement of the Premises Improvements, Tenant shall deliver to Landlord a copy of any contract with Tenant’s contractors, and certificates of insurance from any contractor performing any part of the Premises Improvements evidencing the minimum coverage amounts specified in the Lease for commercial general liability, automotive liability, “builder’s risk”, and workers’ compensation insurance. Tenant shall cause the general contractor to provide a certificate of insurance naming Landlord, Alexandria Real Estate Equities, Inc., and Landlord’s lender (if any) as additional insureds for the general contractor’s liability coverages required above.

During the course of design and construction of the Premises Improvements, Landlord shall reimburse Tenant for the cost of the Premises Improvements once a month against a draw request in Landlord’s standard form, containing evidence of payment of the applicable costs and such certifications, lien waivers (including a conditional lien release for each progress payment and unconditional lien releases for the prior month’s progress payments), inspection reports and other matters as Landlord customarily obtains, to the extent of Landlord’s approval thereof for payment, no later than 30 days following receipt of such draw request. Upon completion of the Premises Improvements (and prior to any final disbursement of the remaining Improvement Allowance) Tenant shall deliver to Landlord the following items: (i) sworn statements setting forth the names of all contractors and subcontractors who did work on the Premises Improvements and final lien waivers from all such contractors and subcontractors; and (ii) “as built” plans for the Premises Improvements. Notwithstanding the foregoing, if the cost of the Premises Improvements exceeds the Improvement Allowance, Tenant shall be required to pay such excess in full prior to Landlord having any obligation to fund any remaining portion of the Improvement Allowance. The Improvement Allowance shall only be available for use by Tenant in connection with the Premises Improvements to the extent requested by Tenant beginning on or after the date of execution of this Fifth Amendment through the date that is 12 months after the date of execution of this Fifth Amendment (the “Outside Improvement Allowance Date”). Any portion of the Improvement Allowance which has not been properly requested by Tenant from Landlord on or before the Outside Improvement Allowance Date shall be forfeited and shall not be available for use by Tenant.

4.	Storage. The parties’ agreement regarding the storage space shall be governed by the terms of that certain Storage Lease Agreement between the parties dated December 1, 2014.

5.

Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with the transaction reflected in this Fifth Amendment and that no Broker brought about this Fifth Amendment, other than CBRE and Newmark Knight Frank, which parties will be compensated solely by Landlord pursuant to separate agreements. Landlord and Tenant each hereby agrees to indemnify and hold the other harmless from and against any claims by any Broker, other than CBRE and Newmark Knight Frank, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Fifth Amendment.

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6.

OFAC. Tenant and all beneficial owners of Tenant are currently (a) in compliance with and shall at all times during the Term of the Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the Term of the Lease be listed on, the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

7.	Miscellaneous.

a.    This Fifth Amendment, together with the Lease, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Fifth Amendment may be amended only by an agreement in writing, signed by authorized representatives of the parties hereto.

b.    This Fifth Amendment is binding upon and shall inure to the benefit of the parties hereto and their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.    This Fifth Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Fifth Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.    Except as amended and/or modified by this Fifth Amendment, the Lease (as amended) is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Fifth Amendment. In the event of any conflict between the provisions of this Fifth Amendment and the provisions of the Lease, the provisions of this Fifth Amendment shall prevail. Whether or not specifically amended or addressed by this Fifth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Fifth Amendment.

[Signatures are on the next page]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment as of the day and year first above written.

TENANT:

EPIZYME, INC.,
a Delaware corporation

/s/ John Weidenbruch

By:	John Weidenbruch
Its:	General Counsel

LANDLORD:

ARE-TECH SQUARE, LLC,
a Delaware limited liability company

By:	ARE-MA REGION NO. 31, LLC, a Delaware limited liability company, its manager

	By:	ALEXANDRIA REAL ESTATE EQUITIES, L.P., a Delaware limited partnership, managing member

		By:	ARE-QRS CORP., a Maryland corporation, general partner

/s/ Kristen Childs

			By:	Kristen Childs
			Its:	Senior Vice President,
RE Legal Affairs

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